Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
THE SERIES E PREFERRED STOCK
OF
HAWAIIAN HOLDINGS, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Hawaiian Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                       That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company, by resolution duly adopted, established the powers, designations, preferences and relative, participating, optional or other rights of, and the qualifications, limitations or restrictions of, a series of 200 shares of Series E Preferred Stock, par value $.01 per share (the “Series E Preferred Stock”), and, on June 2, 2005, filed a Certificate of the Designations, Powers, Preferences, and Rights (the “Certificate of Designations”) with respect to the Series E Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.                                       No shares of Series E Preferred Stock remain outstanding, and no shares thereof have been or will be issued subject to the Certificate of Designations.

3.                                       That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, pursuant to the Certificate of Designations, Powers, Preferences and Rights of the Series E Preferred Stock (the “Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on June 2, 2005, the Company established the powers, designations, preferences and relative, participating, optional or other rights of, and the qualifications, limitations or restrictions of, a series of 200 shares of Series E Preferred Stock, par value $.01 per share (the “Series E Preferred Stock”); and

WHEREAS, no shares of Series E Preferred Stock remain outstanding, and no shares thereof have been or will be issued subject to the Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation of the Company.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock shall be eliminated from the Amended and Restated Certificate of Incorporation of the Company.

4.                                       That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock be, and they hereby are, eliminated from the Amended and Restated Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by a duly authorized officer as of this 30th day of September, 2005.

HAWAIIAN HOLDINGS, INC.

By:	/s/ Randall Jenson
Name: Randall L. Jenson
Title: Chief Financial Officer and Treasurer